Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of shares of Common Stock pertaining to the Employers Holdings, Inc. Equity and Incentive Plan of our report dated July 14, 2006 (except Note 12, as to which the date is August 17, 2006), with respect to the consolidated financial statements of EIG Mutual Holding Company included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-139092) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
January 26, 2007